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                                                                                            OMB APPROVAL
                                                                                  --------------------------------
                                  UNITED STATES                                    OMB Number:.....3235-0058
                       SECURITIES AND EXCHANGE COMMISSION                          Expires:........April 30, 2009
                             Washington, D.C. 20549                                Estimated average burden
                                                                                   hours per response        2.50
                                                                                  --------------------------------
                                   FORM 12b-25                                            SEC FILE NUMBER
                                                                                  001-12126
                           NOTIFICATION OF LATE FILING                            --------------------------------
                        --------------------------------                                  CUSIP NUMBER
                                                                                  G2109M100
                                                                                  --------------------------------


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(Check one):  [ ] Form 10-K  [X] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
              [ ] Form 10-D  [ ] Form N-SAR [ ] Form N-CSR

              For Period Ended:   December 31, 2006
                                  ----------------------
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:
--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION
       China Enterprises Limited
--------------------------------------------------------------------------------
Full Name of Registrant

       China Tire Holdings Limited
--------------------------------------------------------------------------------
Former Name if Applicable

       8/F., Paul Y. Centre, 51 Hung To Road, Kwun Tong
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

       Kowloon, Hong Kong
--------------------------------------------------------------------------------
City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


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          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
  [X] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Qorsubject distribution reporton Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. The Registrant is not able to file its Form 20-F for the year ended December 31, 2006 within the prescribed period because US GAAP (or US GAAP reconciled) audited financial statements of a less than 50% owned subsidiary that are required to be included in the Registrant's filing are not yet available.

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(Attach extra Sheets if Needed)

PART IV -- OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification
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         Yap, Allan                                   (852) 2372 0130
     ----------------------    ----------------    ----------------------------
            (Name)                (Area Code)           (Telephone Number)

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(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is
     no, identify report(s).             Yes [X]   No [ ]
--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                         Yes [ ]   No [X]
--------------------------------------------------------------------------------

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------


                            China Enterprises Limited
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
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Date  June 29, 2007                      By /s/ Yap, Alan
     --------------------                   ----------------------------------
                                            Name:  Yap, Allan
                                            Title: Director
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